LEASE AGREEMENT

DATE (For reference only) December 20, 2005

Andrew V. Ippolito and M. Jan Ippolito ("Landlord") and Discovery Oil, Ltd. ("Tenant") agree as follows:

1. PROPERTY: Landlord rents to Tenant and Tenant rents from Landlord, the real property and improvements described as: 6127 Ramirez Canyon, Malibu, CA 90265 Premises which comprise a total of two furnished offices.

2. TERM: The term shall be for one year, beginning on date January 1, 2006

   LEASE: and shall terminate on December 31, 2006 Any Holding over after the term of this agreement expires with Landlord's consent, shall create a month to month tenancy that either party may terminate. Either party may terminate the tenancy by giving written notice to the other at least 30 days prior to the intended termination date, subject to any applicable local laws. Such notice may be given on any date.

3. BASE RENT:
   Tenant agrees to pay Base Rent at the rate of $1,300.00 per month, for the term of the agreement.

4. The total 12 month rent of $1,300.00 per month should equal $15,600.00 a year.

5. In the event that DISCOVERY OIL, LTD. is unable to meet the monthly obligation, the amount will be carried forward without penalties.

6. Payment rent shall be paid to Andrew V. Ippolito at 6127 Ramirez Canyon Rd, Malibu, CA 90265

LANDLORD Andrew V. Ippolito 12-20-05 *[signature]*

LANDLORD M. Jan Ippolito 12-20-05 *[signature]*

TENANT: Discovery Oil, Ltd

By: *[signature]*
Andrew V. Ippolito
Chairman and
Chief Executive Officer